ProPetro Reports Results for the Third Quarter 2018
MIDLAND, TX, November 6, 2018 (Businesswire) - ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced financial and operational results for the third quarter of 2018.
Third Quarter 2018 and Recent Highlights

•	Total revenue for the quarter was $434.0 million, as compared to $459.9 million for the second quarter of 2018.

•	Net income was $46.3 million, or $0.53 per diluted share, an increase of 18% from $39.1 million, or $0.45 per diluted share, for the second quarter of 2018.

•	Adjusted EBITDA for the quarter was $103.4 million, an increase of 8% from $96.0 million for the second quarter of 2018.

•	Active hydraulic horsepower (“HHP”) deployed during the quarter and at quarter end was 860,000, or 19 fleets.

•	The Company deployed one additional fleet in early October, increasing current total frac fleet capacity to 905,000 HHP, or 20 fleets.

Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures.”
Dale Redman, Chief Executive Officer, commented, “ProPetro’s success in the third quarter is a direct result of our differentiated, customer-centric business model. We remain extremely proud of our best in class team and the consistent results they produce. Our team supports some of the most effective and efficient operators in the upstream space, and we will remain closely focused on their needs as we finish 2018 strong and prepare for an exciting 2019.”
Third Quarter 2018 Financial Summary
Revenue for the third quarter of 2018 was $434.0 million, or 6% lower than $459.9 million for the second quarter of 2018. The decrease was primarily attributable to increased volumes of local sand. During the third quarter of 2018, 97.1% of total revenue was associated with pressure pumping services, compared to 96.9% in the second quarter.
Costs of services excluding depreciation and amortization for the third quarter of 2018 decreased to $320.1 million from $351.9 million during the second quarter of 2018 primarily due to increased volumes of local sand. As a percentage of pressure pumping segment revenues, pressure pumping costs of services decreased to 73.9% from 76.7% in the second quarter of 2018.
General and administrative expense was $12.8 million as compared to $14.2 million in the second quarter of 2018. The decrease was primarily attributable to normalizing costs after one-time expenses incurred in the second quarter. General and administrative expense, exclusive of stock-based compensation and deferred IPO bonus, was $10.5 million, or 2.4% of revenue, for the third quarter of 2018.
Net income for the third quarter of 2018 totaled $46.3 million, or $0.53 per diluted share, versus $39.1 million, or $0.45 per diluted share, for the second quarter of 2018.
Adjusted EBITDA increased approximately 8% to $103.4 million for the third quarter of 2018 from $96.0 million in the previous quarter. Adjusted EBITDA margin for the third quarter of 2018 was 23.8%, as compared to 20.9% for the second quarter of 2018.
Operational Highlights and Fleet Expansion
Active HHP deployed during the quarter and at quarter end was 860,000, or 19 fleets. Consistent with the Company’s previously announced plans, ProPetro expanded its fracturing capacity by an additional 45,000 HHP, or one fleet, in October. This brings current and expected 2018 year-end capacity to 905,000 HHP or, or 20 fleets. This fleet is working under a dedicated agreement with a new customer.

The Company also deployed one new build cementing unit in September bringing total cementing capacity to 19 units. To support growing demand, ProPetro plans to further expand its cementing fleet capacity with one additional new-build unit that is targeted to commence operations by the end of the year.
Liquidity and Capital Spending
As of September 30, 2018, total cash was $78.2 million and total debt was $89.1 million. Total liquidity at the end of the third quarter of 2018 was $198.2 million, including cash and $120.0 million of capacity under the Company’s $200 million revolving credit facility.
Capital expenditures incurred during the third quarter of 2018 were $74.2 million. This reflects spending on ProPetro’s growth initiatives as well as maintenance capital.
Outlook
Mr. Redman concluded, “We remain confident in our ability to produce consistent results driven by our high performing workforce and close partnerships with a blue-chip customer base. The Permian Basin is the premier resource play in North America and we expect it will remain so for decades to come. We believe we are uniquely positioned for outperformance through the end of 2018 and beyond.”
Conference Call Information
The Company will host a conference call at 8:00 AM Central Time on Wednesday, November 7, 2018 to discuss financial and operating results for the third quarter of 2018 and recent developments. This call will also be webcast, along with a presentation slide deck on ProPetro’s website at www.propetroservices.com.  The slide deck will be published on the website the morning of the call. To access the conference call, U.S. callers may dial toll free 1-844-340-9046 and international callers may dial 1-412-858-5205. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed toll free by dialing 1-877-344-7529 for U.S. callers, 1-855-669-9658 for Canadian callers, as well as 1-412-317-0088 for international callers. The access code for the replay is 10124240.
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About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources.
Forward-Looking Statements
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012
Director of Investor Relations
sam.sledge@propetroservices.com

PROPETRO HOLDING CORP. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		
	September 30 2018	June 30 2018	September 30 2017
REVENUE - Service revenue	$ 434,041	$ 459,888	$ 282,730
COSTS AND EXPENSES			
Cost of services (exclusive of depreciation and amortization)	320,146	351,888	225,433
General and administrative (inclusive of stock-based compensation)	12,821	14,178	11,106
Depreciation and amortization	23,217	21,276	14,745
Loss on disposal of assets	16,407	18,990	8,742
Total costs and expenses	372,591	406,332	260,026
OPERATING INCOME	61,450	53,556	22,704
OTHER INCOME (EXPENSE):			
Interest expense	(1,480)	(2,231)	(644)
Other expense	(93)	(182)	(191)
Total other income (expense)	(1,573)	(2,413)	(835)
INCOME BEFORE INCOME TAXES	59,877	51,143	21,869
INCOME TAX (EXPENSE)/BENEFIT	(13,592)	(12,052)	96
NET INCOME	$ 46,285	$ 39,091	$ 21,965
NET INCOME PER COMMON SHARE:			
Basic	$ 0.55	$ 0.47	$ 0.26
Diluted	$ 0.53	$ 0.45	$ 0.25
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:			
Basic	83,544	83,447	83,040
Diluted	86,878	86,878	86,264

Non-GAAP Financial Measures

Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to Adjusted EBITDA. Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.